Filed Pursuant to Rule 433

Registration No. 333-232144

September , 2019 Fact Sheet | Issuer: Tenor: Reference Asset: Barclays Bank PLC Approximately 2 years The Nasdaq-100 Index® (Bloomberg ticker: 'NDX <Index>') Hyp o th etica l Pa ymen t a t Ma tu rity $1,500 Upside Leverage Factor: Maximum Return: Buffer Percentage: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: 2.00 [16.00% - 18.00%], to be determined on the Initial Valuation Date 10.00% of the Initial Level 06747NG73 / US06747NG737 The Closing Value of the Reference Asset on the Initial Valuation Date The Closing Value of the Reference Asset on the Final Valuation Date September 30, 2019 October 3, 2019 September 30, 2021 October 5, 2021 $1,200 $1,000 $800 $600 $400 $200 $0 Maturity Date: Selected Structure Definitions Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: •If the Reference Asset Return is greater than 0.00%, an amount calculated as follows: $1,000 + ($1,000 x lessor of (a) Reference Asset Return x Upside Leverage Factor and (b) Maximum Return) •If the Reference Asset Return is less than or equal to 0.00% but greater than or equal to -10.00%, $1,000 per $1000 principal note; or •If the Reference Asset Return is less than -10.00%, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage)] If the Reference Asset Return is less than -10.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your notes at maturity. Reference Asset Return: The performance of the Reference Asset from the Initial Value to the Final Value All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 4, 2019 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.  Assuming that the Maximum Return will be set at 16.00% The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity -100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% $1,600 $1,400 $1,300 $1,100 $900 $700 $500 $300 $100 Reference Asset Return Buffered SuperTrack Notes

September , 2019 Fact Sheet | Summary Characteristics of the Notes Summary Risk Considerations • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.05% of the principal amount of the notes, or up to $10.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment at maturity under the terms of the notes. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $952.60 and $972.60 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Reference Asset Return is less than -10.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your notes. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes. • Potential Return Limited to the Maximum Return—Your potential return on the notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 2.00, assuming the Maximum Return is set to 16.00%, you would not benefit from any appreciation of the Index beyond an Index Return of 8.00%, which may be significant. • Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Payment at Maturity Is Based Solely on the Closing Value on the Final Valuation Date—The Final Value (and resulting Reference Asset Return) will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date (as compared to the Initial Value). Therefore, if the value of the Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the values(s) of the Reference Asset at any time prior to such drop. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747NG73.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Buffered SuperTrack Notes